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                                                           Limitation Provisions


                                     The Prudential Insurance Company of America
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Annuitant                               Contract No.

   JOHN DOE                                  xx xxx xxx
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The contract is amended at issue to include these provisions. They apply even though the contract may state otherwise:

Non-transferable

This contract may not be sold, assigned, discounted, or pledged for any purpose to anyone except us.

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Retirement Options

For settlements that start while the Annuitant is living:

An annuity of Type D may be chosen only if the period will not exceed the life expectancy of the Annuitant, as we determine for persons of the same age. If there is a contingent payee, the period may not exceed the joint life and last survivor expectancy of the Annuitant and the contingent payee, as we determine for persons of the same age.

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Death Options

1. All of the annuity settlement options described for individual beneficiaries in the contract will be available to a beneficiary entitled to settlement at the death of the Annuitant only if the beneficiary is the Annuitant's spouse. If the death of the annuitant occurs before the annuity date, payments to the spouse-beneficiary must start before the date the annuitant would have attained age 75.

     For an individual beneficiary who is someone other than the spouse, the choice may be made from among variable and fixed-dollar annuities of Type A (Life Annuity), Type B (Life Annuity, 10 year Minimum Period) and Type D (Annuity for a Specified Period), but only if the certain or specified period for any Type B or Type D annuity chosen does not exceed, on the date payments are to begin, the life expectancy of the payee as we determine for persons of the same age.

     Also, if the beneficiary is someone other than the spouse, payments to the beneficiary must start within one year after the Annuitant's death.

2. If death proceeds become payable to a beneficiary who is not a natural person, we will pay the proceeds promptly. An annuity settlement may not be chosen for such a beneficiary, except that if the death giving rise to the payment of death proceeds occurs before the annuity date, we may consent to a Type D annuity, if requested for the beneficiary, provided the period selected does not end more than five years after the date of death.

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A change might be needed later to conform this contract to the requirements of the Internal Revenue Code, regulations or published rulings or to the requirements of the Employee Retirement Income Security Act of 1974. If so, we will have the right to make the change(s) without a signed request and to provide a form of amendment to the contract.



                                 Endorsed by attachment on the Contract Date
                                 The Prudential Insurance Company of America,

                                 By /s/Isabella L. Kirchner
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                                                     Secretary